	For:	Alamo Group Inc.

	Contact:	Robert H. George
Vice President
830-372-9621
For Immediate Release
FD
Eric Boyriven/Alexandra Tramont
212-850-5600

ALAMO GROUP COMPLETES ACQUISITION OF BUSH HOG

SEGUIN, Texas, October 22, 2009 – Alamo Group Inc. (NYSE: ALG) announced that effective today it has completed the acquisition of the majority of the assets of Bush Hog, LLC (“Bush Hog”) according to the terms and conditions which were previously announced on September 4, 2009.  As consideration for the assets acquired, the Company issued 1.7 million unregistered shares of Alamo Group Inc. common stock ($.10 par value) and assumed certain operating liabilities, though no funded debt.

Bush Hog is the leading manufacturer of agricultural mowing equipment in North America and has the most recognized name in the industry.  The combination of Bush Hog’s product line with Alamo Group’s range of agricultural mowers marketed under the Rhino, Schulte, Spearhead, Bomford, McConnel and Twose brands, creates the largest manufacturer of agricultural mowers in the world.

Bush Hog had revenues of approximately $160 million for the fiscal year ended December 31, 2008, though, due to the current economic weakness and restructuring taking place within the business, we estimate their sales for all of 2009 will be in the range of $110 million.

Ron Robinson, Alamo Group’s President and Chief Executive Officer commented, “This is a great opportunity for our Company and will significantly expand our North America agricultural footprint.  While Bush Hog will continue to be run as a separate brand through its existing sales network, we believe there are very positive operational synergies that will result from this combination.”

“The acquisition will probably not be accretive to Alamo Group in the remainder of 2009 due to the weak market conditions and reorganization costs that typically come with such a transaction.  But, we believe it will add to our results in 2010 and positions us well to benefit from the eventual recovery of the market place.”

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ALAMO GROUP TO ACQUIRE ASSETS OF BUSH HOG

Alamo Group is a leader in the design, manufacture, distribution and service of high quality equipment for right-of-way maintenance and agriculture.  Our products include truck and tractor mounted mowing and other vegetation maintenance equipment, street sweepers, snow removal equipment, pothole patchers, excavators, vacuum trucks, agricultural implements and related after market parts and services.  The Company was founded in 1969, and with the Bush Hog acquisition, has over 2,500 employees and operates eighteen plants in North America and Europe as of October 22, 2009.  The corporate offices of Alamo Group Inc. are located in Seguin, Texas and the headquarters for the Company’s European operations are located in Salford Priors, England.

This release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Company’s actual results in future periods to differ materially from forecasted results. Among those factors which could cause actual results to differ materially are the following: market demand, competition, weather, seasonality, currency-related issues, general economic conditions and other risk factors listed from time to time in the Company’s SEC reports.  The Company does not undertake any obligation to update the information contained herein, which speaks only as of this date.

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